Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this registration statement (Form N-2) of FS Global Credit Opportunities Fund—ADV of our report dated March 2, 2015, with respect to the financial statements of FS Global Credit Opportunities Fund included in FS Global Credit Opportunities Fund’s annual report to shareholders for the year ended December 31, 2014.

Philadelphia, Pennsylvania

February 19, 2016